EXHIBIT 99.1

NEWS RELEASE FOR MORE INFORMATION, CONTACT: Paul D. Borja Executive Vice President / CFO (248) 312-2000
FOR IMMEDIATE RELEASE
FLAGSTAR REPORTS 2006 FULL YEAR AND FOURTH QUARTER RESULTS
TROY, Mich. (Jan.30, 2007) — Flagstar Bancorp, Inc. (NYSE:FBC), today reported 2006 year to date net earnings of $75.2 million, or $1.17 per share (diluted) and 2006 fourth quarter net earnings of $6.9 million, or $0.11 per share (diluted). Full year 2005 earnings were $79.9 million, or $1.25 per share (diluted) and 2005 fourth quarter net earnings were $22.8 million, or $0.36 per share (diluted). On a linked-quarter basis, net earnings were $20.8 million, or $0.32 per share (diluted) in 2006 third quarter. Return on equity for the full year and the fourth quarter 2006 were 9.42% and 3.41%, respectively, as compared to 10.66% and 12.06% for the same periods in 2005.
Full year 2006 earnings were negatively affected by lower net interest income, a decline in gain on loan sales, and a one-time charge in the fourth quarter, relating to a fidelity bond coverage dispute. These were largely offset by an increase in gain on mortgage servicing sales.
The 2006 fourth quarter earnings as compared to the same period in 2005, as well as on a linked-quarter basis, were negatively impacted by, among other factors, lower net interest income, a one-time charge of $8.7 million resulting from a fidelity bond coverage dispute and a reduction in gain on sale of mortgage servicing rights. These were partially offset by an improvement in gain on loan sales.
Balance Sheet and Capital Adequacy
Consolidated assets increased $0.4 billion or 2.6%, to $15.5 billion at December 31, 2006 as compared to $15.1 billion at December 31, 2005. The regulatory capital ratios of Flagstar Bank, our wholly owned subsidiary, were 6.4% core capital and 11.6% risk-based capital at December 31, 2006. Flagstar Bank was considered “well-capitalized” for regulatory purposes at December 31, 2006.
Net Interest Margin
The net interest margin of Flagstar Bank for the year ended December 31, 2006 was 1.63%, as compared to 1.88% for the year ended December 31, 2005. Flagstar Bank’s net interest margin for the fourth quarter 2006 was 1.58%, as compared to 1.67% for the third quarter 2006 and 1.73% for the fourth quarter 2005.
Retail Banking Operations
Flagstar Bank had 151 retail banking branches at December 31, 2006, an increase of 10.2% as compared to 137 branches as of December 31, 2005. At year-end 2006, the Bank had 13 branches in Georgia, an increase of 160% as compared to five branches as of December 31, 2005. Flagstar currently plans to open 13 branches during 2007, seven in Georgia. During 2006, the total number of retail accounts increased 8.5% to over 277,900 as compared to approximately 256,100 at December 31, 2005.

Mortgage Banking Operations
Loan production for 2006 totaled $20.2 billion, including $19.0 billion of residential loans, as compared to $30.0 billion, including $28.2 billion of residential loans, for 2005. Loan production for the fourth quarter 2006 was $5.4 billion, including $5.1 billion of residential loans, as compared to $4.8 billion, including $4.6 billion of residential loans during the third quarter 2006. For the years ended December 31, 2006 and 2005, gain on loan sale spread was 28 basis points and 31 basis points, respectively. Gain on sale spread was 52 basis points during the quarter ended December 31, 2006 as compared to 4 basis points for the third quarter 2006 and 48 basis points for the 2005 fourth quarter.
Sales of servicing rights for the year ended December 31, 2006 related to $25.2 billion of underlying loans as compared to $7.2 billion during 2005, with gain on sales of $92.6 million and $18.2 million, respectively. During the fourth quarter 2006, Flagstar sold servicing rights related to underlying loans of $2.3 billion as compared to $10.7 billion during the third quarter 2006 and $4.8 billion during the fourth quarter 2005. This resulted in a gain on sales of servicing rights of $3.9 million in the fourth quarter 2006 as compared to $45.2 million in the third quarter 2006 and $11.2 million in the fourth quarter 2005. “These transactions reflect the strategic nature of our MSR sales, which we have historically engaged in and which form an integral part of our overall business model,” said Mark Hammond, president and CEO of Flagstar Bank.
At December 31, 2006, Flagstar’s mortgage servicing portfolio totaled $15.0 billion with a weighted average service fee of 37.1 basis points, an increase from $14.8 billion at September 30, 2006 with a weighted average servicing fee of 34.6 basis points. The capitalized value of Flagstar’s servicing portfolio was $173.3 million, or 1.15% of the outstanding balance of loans serviced for others, at December 31, 2006 with an estimated market value of $197.6 million. This compares to the capitalized value of $150.7 million, or 1.02%, at September 30, 2006 with an estimated market value of $180.0 million.
Asset Quality
Net charge-offs of loans for 2006 totaled $18.8 million as compared to $18.1 million in 2005. Net charge-offs of loans during the fourth quarter 2006 increased to $5.2 million from $4.2 million during the third quarter 2006. Non-performing loans were $57.1 million at December 31, 2006 as compared to $64.5 million at December 31, 2005, and $55.5 million at September 30, 2006. Seriously delinquent loans (90 days and over) as a percent of loans held for investment were 0.64% at December 31, 2006, as compared to 0.62% at September 30, 2006 and 0.61% at December 31, 2005. At December 31, 2006, 90.7% of non-performing loans were secured by first or second mortgages on single-family homes.
During the fourth quarter 2006, Flagstar increased its allowance for loan losses to $45.8 million, or 0.51% of loans held for investment at December 31, 2006, from $42.7 million, or 0.48% of loans held for investment, at September 30, 2006 and from $39.1 million, or 0.37% of loans held for investment, at December 31, 2005. Single-family residential first mortgage loans held for investment at December 31, 2006 had an average FICO credit score of 721 and an average original loan-to-value ratio of 73%.
As Previously Announced
The Company’s quarterly earnings conference call will be held on Wednesday, January 31, 2007 from 11 a.m. until noon (Eastern).
Questions for discussion at the conference call may only be submitted in advance by e-mail to investors@flagstar.com.
The conference call and accompanying slide presentation will be webcast live on the Investor Relations section of the Company’s Web site, www.flagstar.com, with replays available at that site for at least 10 days.
To listen by telephone, please call at least 10 minutes prior to the start of the conference call at (719) 457-2698 or toll free at (800) 500-0311, passcode: 6646747.
Flagstar Bancorp, with $15.5 billion in total assets, is the largest publicly held savings bank headquartered in the Midwest. At December 31, 2006, Flagstar operated 151 banking centers in Michigan, Indiana and Georgia and 76 home loan centers in 22 states. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans.
The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward-looking statements.

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(in thousands, except share data)
(unaudited)

Summary of the Consolidated Statements
of Earnings	At or for the three months ended			At or for the years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005

Interest income	$211,363	$205,557	$194,035	$800,866	$708,663
Interest expense	(159,457)	(151,929)	(132,191)	(585,919)	(462,393)

Net interest income	51,906	53,628	61,844	214,947	246,270
Provision for losses	(8,237)	(7,291)	(6,036)	(25,450)	(18,876)

Net interest income after provision	43,669	46,337	55,808	189,497	227,394
Non-interest income
Loan fees and charges, net	2,444	2,146	3,180	7,440	12,603
Deposit fees and charges	5,310	5,080	4,585	20,894	16,918
Loan servicing fees, net	603	7,766	3,061	13,033	8,761
Gain on loan sales, net	23,843	(8,197)	18,228	42,381	63,579
Gain on MSR sales, net	3,901	45,202	11,155	92,621	18,157
Net loss on securities available for sale	(462)	(2,144)	—	(6,163)	—
Other income	7,991	4,485	8,041	31,957	39,430
Non-interest expenses
Compensation and benefits	(37,405)	(41,715)	(37,475)	(157,751)	(150,738)
Commissions	(17,925)	(18,405)	(17,912)	(74,208)	(87,746)
Occupancy and equipment	(18,914)	(17,749)	(17,737)	(70,319)	(69,121)
General and administrative	(19,754)	(9,242)	(11,714)	(49,824)	(46,362)
Other	(5,556)	(4,829)	(7,220)	(17,020)	(26,004)
Capitalized direct cost of loan closing	23,193	23,087	23,196	93,483	117,084

Earnings before federal income tax	10,938	31,822	35,196	116,021	123,955
Provision for federal income taxes	(4,039)	(11,070)	(12,369)	(40,819)	(44,090)

Net earnings	$6,899	$20,752	$22,827	$75,202	$79,865

Basic earnings per share	$0.11	$0.33	$0.36	$1.18	$1.29
Diluted earnings per share	$0.11	$0.32	$0.36	$1.17	$1.25
Dividends paid per common share	$0.15	$0.15	$0.15	$0.60	$0.90

Interest rate spread — Bank only	1.32%	1.44%	1.72%	1.41%	1.68%
Net interest margin — Bank only	1.58%	1.67%	1.73%	1.63%	1.88%

Net interest spread — Consolidated	1.38%	1.47%	1.72%	1.42%	1.74%
Net interest margin — Consolidated	1.47%	1.54%	1.73%	1.54%	1.82%

Return on average assets	0.18%	0.55%	0.59%	0.49%	0.54%
Return on average equity	3.41%	10.10%	12.06%	9.42%	10.66%
Efficiency ratio	79.93%	63.77%	62.55%	66.08%	64.80%

Average interest earning assets	$14,168,117	$13,814,697	$14,270,646	$13,951,393	$13,550,366
Average interest paying liabilities	$13,784,942	$13,461,132	$14,106,712	$13,562,001	$13,248,394
Average stockholders’ equity	$809,655	$821,699	$757,235	$798,492	$749,334
Equity/assets ratio (average for the period)	5.29%	5.46%	4.86%	5.22%	5.07%

Ratio of charge-offs to average loans held for investment	0.23%	0.18%	0.10%	0.20%	0.16%

Summary of the Consolidated	December 31,	September 30,	December 31,
Statements of Financial Condition:	2006	2006	2005
Total assets	$15,497,205	$15,120,025	$15,075,430
Mortgage backed securities held to maturity	1,565,421	1,552,040	1,414,986
Loans held for sale	3,188,795	3,286,263	1,773,394
Loans held for investment, net	8,893,906	8,881,437	10,537,331
Allowance for loan losses	45,779	42,744	39,140
Servicing rights	173,288	150,663	315,678
Deposits	7,379,295	8,212,773	7,979,000
FHLB advances	5,407,000	4,517,308	4,225,000
Repurchase agreements	990,806	734,495	1,060,097
Stockholders’ equity	812,234	815,012	771,883

Other Financial and Statistical Data:

Equity/assets ratio	5.24%	5.39%	5.12%
Core capital ratio	6.37%	6.52%	6.26%
Total risk-based capital ratio	11.55%	11.52%	11.09%

Book value per share	$12.77	$12.82	$12.21
Shares outstanding	63,605	63,571	63,208

Loans serviced for others	$15,032,504	$14,829,396	$29,648,088
Weighted average service fee (bps)	37.1	34.6	34.7
Value of servicing rights	1.15%	1.02%	1.06%

Allowance for loan losses to non performing loans	80.2%	77.1%	60.7%

Allowance for loan losses to loans held for investment	0.51%	0.48%	0.37%

Non performing assets to total assets	1.03%	1.05%	0.98%

Number of bank branches	151	146	137
Number of loan origination centers	76	85	101
Number of employees (excluding loan officers & account executives)	2,510	2,559	2,405
Number of loan officers and account executives	444	491	689

Flagstar Bancorp, Inc.
Loan Originations
(in millions)
(unaudited)

	For the three months ended						For the years ended
	December 31,		September 30,		December 31,		December 31,		December 31,
Loan type	2006	%	2006	%	2005	%	2006	%	2005	%

Residential mortgage loans	$5,083	93.4	$4,634	95.9	$5,621	92.9	$18,966	93.8	$28,244	94.3
Consumer loans	85	1.6	113	2.3	230	3.8	571	2.8	1,151	3.8
Commercial loans	272	5.0	87	1.8	202	3.3	672	3.3	556	1.9

Total loan production	$5,440	100.0	$4,834	100.0	$6,053	100.0	$20,209	100.0	$29,951	100.0

Gain on Loan Sales
(in thousands)
(unaudited)

	For the three months ended			For the years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Description	2006	2006	2005	2006	2005

Net gain on loan sales	$23,843	($8,197)	$18,228	$42,381	$63,579
Plus: FASB 133 adjustment	(2,017)	8,248	4,939	(2,487)	2,902
Plus: secondary market reserve	1,845	1,626	1,348	5,897	5,329

Gain on loan sales	$23,671	$1,677	$24,515	$45,791	$71,810

Loans sold	$4,466,314	$4,045,915	$5,138,506	$16,370,925	$23,451,429

Sales spread	0.52%	0.04%	0.48%	0.28%	0.31%

Loans Held for Investment
(in thousands)
(unaudited)

Description	December 31, 2006		September 30, 2006		December 31, 2005

First mortgage loans	$6,211,765	69.5%	$6,427,010	72.0%	$8,248,897	78.0%
Second mortgage loans	715,154	8.0%	589,860	6.6%	700,492	6.6%
Commercial real estate loans	1,301,819	14.6%	1,260,338	14.1%	995,411	9.4%
Construction loans	64,528	0.7%	64,014	0.7%	65,646	0.6%
Warehouse lending	291,656	3.3%	203,187	2.3%	146,694	1.4%
Consumer loans	340,156	3.8%	365,289	4.1%	410,920	3.9%
Non-real estate commercial loans	14,607	0.2%	14,483	0.2%	8,411	0.1%

Total loans held for investment	$8,939,685	100.0%	$8,924,181	100.0%	$10,576,471	100.0%

Deposit Portfolio
(in thousands)
(unaudited)

Description	December 31, 2006		September 30, 2006		December 31, 2005
	Balance	Rate	Balance	Rate	Balance	Rate
	($ ’000)	(%)	($ ’000)	(%)	($ ’000)	(%)

Demand deposits	$380,162	1.28	$351,233	0.85	$374,816	0.60
Savings deposits	144,460	1.55	159,769	1.61	239,215	1.52
Money market deposits	608,282	4.05	620,019	3.98	781,087	2.98
Certificates of deposits	3,763,781	4.86	3,846,023	4.73	3,450,450	3.94

Total retail deposits	4,896,685	4.38	4,977,044	4.26	4,845,568	3.41

Municipal deposits	1,419,964	5.33	1,988,616	5.40	1,353,633	4.30
Wholesale deposits	1,062,646	3.66	1,247,113	3.59	1,779,799	3.42

Total deposits	$7,379,295	4.46	$8,212,773	4.43	$7,979,000	3.56

Asset Quality & Reserves
(in thousands)
(unaudited)

	Delinquencies at
	December 31, 2006		September 30, 2006		December 31, 2005
Days delinquent	($ ’000)	(%)	($ ’000)	(%)	($ ’000)	(%)

30	$40,140	33.6	$33,738	32.0	$30,972	26.7
60	22,163	18.6	16,150	15.3	20,456	17.7
90	56,554	47.4	54,743	52.0	61,816	53.3
Matured — Delinquent	517	0.4	721	0.7	2,650	2.3

Total	$119,374	100.0	$105,352	100.0	$115,894	100.0

Investment loans	$8,939,685		$8,924,181		$10,576,471

Delinquency % (90+ Days and Matured)	0.64%		0.62%		0.61%

	Non-Performing Loans and Assets at
	December 31, 2006	September 30, 2006	December 31, 2005

Non-Performing Loans	$57,071	$55,464	$64,466
As a Percentage of Investment Loans	0.64%	0.62%	0.61%
Non-Performing Assets	$160,162	$158,832	$146,967
As a Percentage of Total Assets	1.03%	1.05%	0.98%